Exhibit 10.46

Loan Agreement

No. 8/0971/8200

between

Cadmus Journal Services, Inc.

(hereinafter the “Borrower”)

and

AKA

Ausfuhrkredit-Gesellschaft mbH,

Frankfurt am Main

(hereinafter “AKA”)

This Loan Agreement is being made available by AKA at the instigation of the sponsoring

Bank and Arranger

Deutsche Bank AG

(hereinafter the “Bank”)

Index
Preamble

Article	1:	Definitions

Article	2:	Amount and Purpose of Loan

Article	3:	Conditions Precedent

Article	4:	Disbursement Requirements

Article	5:	Interest Periods

Article	6:	Interest

Article	7:	Commitment Fee / Management Fee

Article	8:	Computation

Article	9:	Repayment

Article	10:	Prepayment

Article	11:	Payments

Article	12:	Change of Circumstances

Article	13:	Taxes, Levies, Fees, Costs and Indemnification

Article	14:	Confidentiality

Article	15:	Event Of Default

Article	16:	Representations, Warranties and Covenants

Article	17:	Financial Statements and Information

Article	18:	Assignability

Article	19:	Legal Independence

Article	20:	Notices

Article	21:	Severability / No Waiver / Waiver of Immunity

Article	22:	Agent of Service of Process

Article	23:	Law and Jurisdiction

Article	24:	Number of Counterparts

Annex	A:	Drawdown Certificate

Annex	B:	Legal Opinion

Annex	C:	Certificate of Effectiveness

Annex	D:	Process Agent’s Confirmation

Annex	E:	Starting Point Certificate

Annex	F:	Form of Guarantee

Annex	G:	Certificate of Acknowledgement of Assignment

Annex	H:	Letter of Irrevocable Instructions for Disbursement of Payments

Annex	I:	Export Contract

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Preamble

The Borrower and Heidelberg USA, Inc., 1000 Gutenberg Drive NW, Kennesaw, GA 30144, have entered into an Export Contract having a Total Contract Value of United States-Dollar 11,517,764.00. Later on Heidelberg USA has assigned all rights and obligations arising from the Export Contract to Heidelberger Druckmaschinen AG, Heidelberg;

Pursuant to the provisions of the Export Contract, the Total Contract Value shall be financed to 15% by a down payment by the Borrower and to 85% by the Credit Portion.

Further the Borrower has agreed to pay all HERMES Premia for this Loan Agreement. HERMES-Premia amounting to USD 280,000.00 as precalculated by AKA, shall be financed to 100% by the Credit Portion.

Based on the foregoing, the parties have entered into the following agreement:

Article 1 — Definitions

In this Loan Agreement, unless the context requires otherwise:

“Adjusted Repayment Date”	shall have the meaning as set forth in Article 9 (2) hereof;

“Advance”	shall mean an instalment disbursed by AKA to the Borrower pursuant to the provisions of this Loan Agreement;

“Banking Day”	shall mean a day (other than a Saturday or Sunday) on which banks are generally open for business in Frankfurt am Main, London and New York;

“Credit Portion”	shall mean up to one hundred per cent (100%) of the HERMES-Premia as precalculated by AKA and up to eighty-five per cent (85%) of the Total Contract Value, to be financed through a tied buyer’s credit;

“Drawdown Certificate”	shall mean a fully completed certificate substantially in the form set forth in Annex A to this Loan Agreement, specifying the amount of the Advance to be made hereunder, as being duly issued;

“Event of Default”	shall have the meaning as set forth in Article 15 hereof;

“Export Contract”	shall mean the contracts according to Annex I to this Agreement, entered into between Heidelberg USA, Inc. and the Borrower concerning the supply of goods by the Exporter;

“Exporter”	shall mean Heidelberger Druckmaschinen Aktiengesellschaft, Heidelberg, a corporation being registered under the laws of and having its corporate seat in the Federal Republic of Germany;

“First Repayment Date”	shall be

(i) the day falling six (6) months after the Starting Point if the Starting Point precedes the Latest Date by at least six (6) months (unless AKA receives the Starting Point Certificate identifying the Starting Point less than six (6) months prior to the Latest Date and less than five (5) Banking Days prior the final day of the then current Interest Period, in which case the First Repayment Date shall be determined according to the following provision (ii)), and otherwise

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(ii) the Latest Date,

provided however, that if the First Repayment Date as determined by one of the preceding provisions (i) or (ii) would fall on a day which is not a Banking Day the First Repayment Date shall be the next succeeding Banking Day;

“Guarantee”	shall mean an unconditional and irrevocable guarantee of payment issued by the Guarantor to AKA as beneficiary, being substantially in the form as set forth in Annex F hereto;

“Guarantor”	shall mean Cadmus Communications Corporation, Richmond;

“HERMES”	shall mean, as the case may be, EULER-HERMES Kreditversicherungs-Aktiengesellschaft, Hamburg, and/or PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, each acting for and on behalf of the Federal Republic of Germany;

“HERMES-Cover”	shall mean the export credit cover (Finanzkreditdeckung) provided by HERMES securing the repayment of up to ninety-five per cent (95%) of the Loan granted hereunder and the payment of a substantial part of the interest payable by the Borrower pursuant to the provisions of this Loan Agreement;

“HERMES-Premia”	shall mean all premiums, costs and fees for HERMES-Cover

“Interest Determination Date”	means the first of two (2) Banking Days falling immediately prior to the first day of an Interest Period, or for the purposes of determination of default interest or lump sum Indemnification the day on which the rele-vant payment is due;

“Interest Period”	shall have the meaning as set forth in Article 5 hereof, but for the pur-poses of Articles 6 (4) or 13 (5) shall mean a period of six (6) months;

“Latest Date”	shall mean 1 January 2007;

“Legal Counsel”	shall mean Troutman Sanders LLP;

“LIBOR”	shall mean London Interbank Offered Rate, being the percentage rate per annum equal to the quotation for the relevant Interest Period which appears on the Telerate page 3750 (or equivalent successor to such page published by Telerate) as of 11:00 a.m. London time on the Interest Determination Date, or

(if no quotation is displayed for the relevant Interest Period on the relevant Telerate screen), the percentage rate determined by calculating the weighted average between the percentage rates quoted at or about 11 00 a.m. London time on the Interest Determination Date on the relevant Telerate screen with respect to the two interest periods coming closest to the relevant Interest Period, or

(if no quotation is displayed at all on the relevant Telerate screen), the arithmetical mean of the interest rates for loans in US-Dollar which are

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offered to leading banks in London by the Reference Banks on the Interest Determination Date for the relevant Interest Period,

provided, that any percentage rate so determined shall be rounded upwards, if necessary, to the nearest fourth decimal place;

“Loan”	shall mean the loan being made available to the Borrower hereunder and being equal to the aggregate of all Advances outstanding from time to time during the term hereof;

“Loan Agreement”	shall mean this agreement;

“Margin”	shall mean 0.45% (in words: zero point four five per cent) p.a.;

“Next Adjusted Re- payment Date”	shall have the meaning as set forth in Article 9 (2) hereof;

“Reference Banks”	shall mean each of Deutsche Bank AG, Frankfurt/M, Dresdner Bank AG., Frankfurt/M and Commerzbank AG Frankfurt/M;

“Starting Point”	shall mean (i) the mean weighted delivery date of the goods if separate items of equipment are to be supplied, (ii) the last essential delivery date if complete sets of equipment are to be supplied, or (iii) the date of readiness of operation of the equipment if erection and start-up works are provided for by Export Contract; the applicable date as being determined by AKA (such determination, subject to manifest error, being binding and conclusive) or (if AKA is unable to determine such date) as being certified in the Starting Point Certificate;

“Starting Point Certificate”	shall mean a certificate duly issued and being substantially in the form as set forth in Annex E to this Loan Agreement;

“Total Contract Value”	shall mean the overall value of the goods supplied or services rendered by the Exporter pursuant to the terms of the Export Contract;

“Undrawn Balance”	shall mean the difference between the Loan actually made and the maximum amount of the Loan at any time.

Article 2 — Amount and Purpose of Loan

(1) AKA hereby grants to the Borrower a Loan up to the maximum amount of

                                                         US$ 10,070,099.40

(in words: United States-Dollar ten million seventy thousand ninety-nine 40/100)

The Loan consists of the following portions:

a.	loan portion A (“Loan Portion A”) of up to USD 9,790,099.40 (in words: USD nine million seven hundred ninety thousand ninety-nine 40/100) for the exclusive financing of the last 85% of the Total Contract Value,

b.	loan portion B (“Loan Portion B”) of up to USD 280,000.00 (in words: USD two hundred eighty thousand) for the exclusive financing of 100% of the estimated HERMES-Premia.

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(2)	The Borrower represents and warrants that with respect to the Loan it acts on its own account exclusively.

Article 3 — Conditions Precedent

AKA shall have no obligation hereunder prior to the fulfillment of the following requirements and/or the receipt of the following documents in form and substance satisfactory to AKA:

a)	HERMES has agreed to provide HERMES-Cover for the Loan;

b)	a legal opinion from Legal Counsel substantially in the form of Annex B hereto as well as certified copies of the documents on which the Legal Opinion is essentially based;

c)	(i) a copy of the Borrower’s relevant constitutional documents, the relevant resolution of the Borrower’s board of directors, or an excerpt from the Borrower’s corporate register, as applicable, identifying and authorising the person signing and executing this Loan Agreement, (ii) a specimen signature of such person, and (iii) a copy of such person’s valid passport; each of such copies and/or documents being certified to be true and complete by the Borrower, a local notary or other authority officially designated for such purpose under local law;

d)	an executed copy of the Export Contract;

e)	a legally binding declaration substantially in accordance with Annex C hereto confirming that the Export Contract became effective;

f)	a declaration substantially in the form as set forth in Annex D hereto and issued by the agent of service of process being appointed by the Borrower and Guarantor pursuant to Article 22 hereof, accepting such appointment;

g)	an Undertaking issued by the Exporter to AKA’s benefit in respect of certain risks not insured by the Federal Republic of Germany under the HERMES-Cover;

h)	a Guarantee of Payment Issued by the Guarantor to AKA’s benefit, irrevocably and unconditionally undertaking to pay on first demand all and any amounts owed by the Borrower to AKA pursuant to the terms of the Loan Agreement;

i)	a Certificate of Acknowledgement of Assignment according to Annex G hereto.

Article 4 — Disbursement Requirements

(1)	Loan Portion A

Upon compliance with the requirements set forth in Article 3, AKA will disburse Loan Portion A in one or more Advances within five (5) Banking Days but not earlier than at the disbursement dates stipulated in a completed and executed copy of a Drawdown Certificate after receipt of such Drawdown Certificate issued by the Exporter and confirmed by the Bank for deliveries evidenced in conformity with a Letter of Irrevocable Instructions for Disbursement of Payments (Lol) in form and substance as per Annex H hereto, if

(a)	the Advance drawn together with all other Advances then outstanding does not exceed the maximum amount of the Loan, and

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(b)	each additional Advance drawn within a single calendar month amounts to at least US$ 300,000.00 (unless the amount of such Advance is equal to the Undrawn Balance or AKA agrees to a corresponding request of the Exporter and the Bank), and

(c)	AKA has received a statement of account issued by the Exporter’s bank certifying the receipt of the Borrower’s down payment (being equal to 15 % of the Total Contract Value) in full.

(2)	Loan Portion B

AKA will disburse Loan Portion B in one or more Advances when the Hermes-Premia be come due either together with disbursements under Loan Portion A or after the first disbursement under Loan Portion A has been made.

(3)	If after lapse of the First Repayment Date an Undrawn Balance remains AKA may at any time refuse to make (further) Advances notwithstanding the receipt of a Drawdown Certificate. In case the loan is not fully disbursed by such date AKA may extend the disbursement period always provided that the approval of Hermes can be obtained and no Event of Default has been occurred.

Article 5 — Interest Periods

(1)	The period for which an Advance is outstanding shall be divided into successive periods (each an “Interest Period”) each of which (other than the first, which shall begin on the day the Advance is made) shall begin on the last day of the preceding Interest Period.

(2)	The duration of each Interest Period shall be six (6) months, provided that,

a)	the first Interest Period of the first Advance made shall end on the first day after the disbursement of such Advance which falls six months or a multiple thereof prior to the Latest Date, and

b)	if any Interest Period would otherwise extend beyond the first day of another Interest Period such Interest Period shall end on the first day of the other Interest Period, and

c)	if any Interest Period would otherwise extend beyond a repayment date (including the First Repayment Date, the Adjusted Repayment Date and the Next Adjusted Repayment Date) it shall end on such repayment date, and

d)	if any Interest Period would otherwise end on a day which is not a Banking Day such interest Period shall extend to the next succeeding Banking Day.

Article 6 — Interest

(1)	The Borrower shall pay Interest on the Loan in arrears on the last day of any Interest Period.

(2)	The rate of interest applicable to the Loan from time to time during an Interest Period shall be the rate per annum which is the sum of the Margin and the LIBOR applicable on the Interest Determination Date.

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(3)	AKA promptly notify the Borrower of each interest rate determined under this Article. Such determination shall, save for manifest error, be conclusive and binding on the Borrower.

(4)	AKA shall, without further notice, be entitled to demand on repayment instalments over-due default interest at a rate exceeding by two percentage points (2.0%) the then current rate of interest as determined in accordance with this Article, calculated from the due date until receipt of payment according to Article 11 hereof. This default interest shall be paid without delay upon AKA’s first demand.

(5)	On the Borrower’s written request AKA shall on a best effort basis offer for the Loan then outstanding a fixed rate of interest, provided that

(a)	the final Advance has been effected and the dates of the repayment stand firm, and

(b)	AKA has received the Borrower’s request for a fixed interest rate not less that ten (10) Banking Days prior to the beginning of an Interest Period, and

(c)	Funds corresponding to the Loan’s amount and residual lifetime are available to AKA in the capital market.

The fixed rate quoted by AKA shall be the aggregate of the Margin and its refinancing costs (expressed as a percentage rate). If AKA receives the Borrower’s acceptance of such quoted fixed rate within the acceptance period stipulated by it in its quotation, such fixed rate’s application to the Loan shall commence on the first day of the next Interest Period and shall end as determined by AKA in its quotation. For any period thereafter the rate of interest shall continue to be determined in accordance with para. (2) above.

Article 7 — Commitment Fee / Management Fee

(1)	The Borrower shall pay a commitment fee at a rate of 0.375% (in words: zero point three seven five per cent) on the Undrawn Balance for the period from the date of this Loan Agreement up to the date on which the Loan is disbursed in full. Such commitment fee is payable in arrears and shall be calculated on any last Banking Day of each of the first and the third calendar quarters.

(2)	Within 30 days after the date, of this Loan Agreement the Borrower shall pay a non-refundable management fee at a rate of 0.25% (in words: zero point two five per cent) flat on the maximum amount of the Loan.

Article 8 - Computation

Interest, default interest, lump sum indemnification and commitment fee shall be calculated on the basis of the actual number of calendar days elapsed and a 360-day year.

Article 9 - Repayment

(1)	Save for the following para. (2) the Borrower shall repay the Loan in 16 equal, consecutive, semi-annual repayment installments, the first instalment being due on the First Repayment Date. Amounts repaid in full or in part may not be reborrowed.

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(2)	Without affecting anything else in this Article 9, if and when AKA receives the Starting Point Certificate after the First Repayment Date and the Starting Point Certificate identifies the Starting Point as being a day preceding the Latest Date by more than six (6) months (i) the next upcoming repayment date shall be adjusted to the Adjusted Repayment Date if AKA receives the Starting Point Certificate more than five (5) Banking Days prior to the repayment date which would apply without such adjustment, and otherwise (ii) the next upcoming repayment date shall prevail and the then following repayment date shall be adjusted to the Next Adjusted Repayment Date. “Adjusted Repayment Date” shall mean the earliest of those days falling six (6) months or a multiple thereof after the starting Point and after the day of receipt of the Starting Point Certificate as determined in accordance with the preceding sentence. “Next Adjusted Repayment Date” shall mean the day falling six (6) months after the Adjusted Repayment Date.

(3)	Advances made after the First Repayment Date shall be repaid by increasing all and any repayment instalments becoming due after such disbursement by equal amounts which in the aggregate correspond with the relevant disbursements.

Article 10 - Prepayment

(1)	The Borrower may prepay all or any part of the Loan on any Repayment Date, provided that all other sums then due and payable hereunder have been paid, and provided that the Borrower shall have given to AKA not less than one month’s prior written notice specifying the amount to be prepaid and the date of prepayment; such notice shall be irrevocable and binding. If the Loan is subject to fixed rate of interest (Article 6(5)) the Borrower shall indemnify AKA for any damages or losses suffered or to be incurred in connection with such prepayment; absent manifest error, AKA’s calculation of the amount of such indemnification shall constitute prima facie evidence of the amount due here under.

(2)	Amounts prepaid hereunder may not be reborrowed and shall be applied against the outstanding repayment instalments in the inverse order of their maturity.

Article 11 - Payments

(1)	Payments to the Borrower under Loan Portion A (including the disbursement of Advances) shall be remitted exclusively to an account of and specified by the Exporter exclusively for the purposes of the Export Contract.

Payments to the Borrower under Loan Portion B shall be made (i) as reimbursements to the Borrower if the HERMES-Premia as precalculated by AKA have been remitted by the Borrower to AKA in advance or (ii) by a direct transfer to HERMES if at the time when the HERMES-Premia become due all conditions precedent for disbursement of Loan Portion B are fulfilled and the Borrower has not paid the HERMES-Premia in advance.

(2)	The Borrower’s payment obligations in connection with this Loan Agreement shall be discharged only when and insofar as the respective amounts have been credited without any deduction to account no. 400925001 with JP Morgan Chase Bank, New York, N.Y.,

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U.S.A. (AKA’s CHIPS User Id. 388102), or to any other account as specified by AKA from time to time in US-Dollar not later than 10:00 a.m. local time. If any such credit has been effected after such time the relative discharge shall be deemed to have occurred on the next succeeding Banking Day.

(3)	Payments to be made by the Borrower hereunder on a day which is not a Banking Day may be effected on the next succeeding Banking Day.

(4)	All payments required to be made by the Borrower hereunder shall be made without set-off of any amounts attributed to claims the Borrower asserts against AKA (“Borrower’s Claims”) against claims arising to the benefit of AKA from this Loan Agreement, unless the Borrower’s Claims are (i) undisputed by AKA or (ii) confirmed by a final and binding judgment by a competent court.

(5)	If any amount received by AKA in respect of sums due from the Borrower hereunder is less than the full amount due, AKA shall have the right to allocate the amount received towards principal, interest and/or other sums owed hereunder or as it considers appropriate or as prescribed by HERMES, and notwithstanding any instructions of the Borrower to the contrary.

Article 12 — Change of Circumstances

a)	If any change in law, interpretation or application thereof

i.	subjects AKA to any tax with respect to any amounts payable hereunder (other than taxes imposed, assessed, levied or collected on the overall net income of AKA), or changes the respective basis of taxation and/or

ii	modifies any reserve and/or special deposit requirements applicable to AKA and/or

iii.	imposes on AKA any costs, expenses, liabilities and/or other condition in connection with this Loan Agreement

b)	and as a result of any of the foregoing

i.	the cost to AKA of granting, funding or maintaining the Loan is increased and/or

ii.	the amount of principal, interest or any other amount payable to AKA or the effective return to AKA hereunder is reduced and/or

iii.	AKA makes any payment or waives any interest or other return on or calculated by reference to the gross amount of any sum receivable by it from the Borrower hereunder,

c)	then and in any such case:

i.	AKA shall notify the Borrower thereof and

ii.	upon AKA’s demand from time to time the Borrower as of the expiry of the then current Interest Period shall pay any amount AKA determines to be necessary to compensate AKA for such increased cost, reduction, payment or waived interest or for any other negative impact on the effective return (AKA’s certificate thereof being, in absence of manifest error, conclusive and binding).

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Article 13 — Taxes, Levies, Fees, Costs and Indemnification

(1)	All sums payable by the Borrower hereunder shall be paid in full and, except to the extent permitted or required by any law or regulation, free and clear of any deduction or withholding on account of tax or otherwise.

(2)	If the Borrower is required by any law or regulation to make any such deduction or with-holding, the Borrower shall, together with the relevant payment, pay such additional amount as will ensure that AKA receives and is entitled to retain, free and clear of any such deduction or withholding, the full amount which it would have received if no such deduction or withholding had been required.

(3)	The Borrower undertakes - if necessary in co-operation with AKA - to duly discharge any obligations it or AKA may have toward the authorities of the Borrower’s country (whether by providing information and/or documents or by making payments) in connection with this Loan Agreement; to the extent the Borrower acts on behalf of AKA it shall at the end of each calendar year furnish evidence to AKA of any payments made to that regard.

(4)	Any taxes (to the extent accruing outside the Federal Republic of Germany), levies, fees and costs (including lawyers’ fees and taxes arising thereon) in connection with the preparation, execution, performance and/or the enforcement of this Loan Agreement shall be borne by the Borrower.

(5)	On any payments (other than repayment instalment) not being made by the Borrower when due pursuant to the provisions of this Loan Agreement AKA, without further notice, is entitled to demand a lump sum indemnification at a rate exceeding by two percentage points (2.0%) the then current rate of interest to be determined pursuant to Article 6.2 hereof, calculated from the due date until receipt of payment according to Article 11 hereof. Notwithstanding the Borrower’s right to prove that losses suffered by AKA due to the non-payment did not accrue at all or are significantly lower than the lump sum indemnification calculated hereunder, the lump sum indemnification shall be paid without delay upon AKA’s first demand.

(6)	If any sum due from the Borrower under any order or judgment given or made in relation to this Loan Agreement has to be converted from US$ into another currency for the purpose of (i) making or filing a claim or proof against the Borrower, or (ii) obtaining or enforcing an order or judgment in any court or other tribunal, the Borrower shall indemnify AKA from and against any loss suffered or incurred as result of any discrepancy between (a) the rate of exchange used for such purpose to convert such sum from US$ into the other currency and (b) the rate or rates of exchange available to AKA at the time of receipt of such sum.

(7)	The HERMES-Permia shall be borne by the Borrower. The Borrower undertakes to remit the HERMES-Premia to AKA if at the time when these premia become due the Loan Portion B is not yet disbursable. If the preliminary or final HERMES-Premia as calculated by HERMES exceeds the HERMES-Premia as pre-calculated by AKA, the Borrower undertakes to pay the difference without delay on AKA’s first demand directly to AKA for passing on to HERMES. If the final HERMES-Premia as calculated by HERMES are less than Hermes-Premia as pre-calculated by AKA and Loan Portion B has not yet been fully disbursed, Loan Portion B will be reduced to such amount which equals the final costs as calculated by HERMES. If the final HERMES-Premia as

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calculated by HERMES are less than the HERMES-Premia as pre-calculated by AKA and Loan Portion B has been disbursed to an amount exceeding the final HERMES-Premia, the exceeding amount will be used to reduce the Borrower’s obligations under this Loan Agreement on the nest succeeding repayment date or – if there are no further repayment obligations of the Borrower – refund such amount to the Borrower.

Article 14 — Confidentiality

AKA will keep this Loan Agreement and any information in connection herewith confidential, except as required by applicable law or HERMES regulation or by the Exporter or the Bank. The Federal Republic of Germany, the European Union or HERMES may disclose reason able information concerning this Loan Agreement to competent international organisations.

Article 15 — Event of Default

(1)	Each important reason (“wichtiger Grund”), including but not limited to the following events and circumstances, shall constitute an Event of Default:

a)	the Borrower fails to fulfill a payment obligation hereunder when due, or

b)	the Borrower fails to perform any other material obligation hereunder, or

c)	the Borrower or the Guarantor fails to pay after any applicable notice and cure period any indebtedness exceeding the aggregate of USD 10 million or the equivalent thereof in any other currency toward a third party when due, or

d)	the Borrower or the Guarantor or the Borrower’s country admits its inability to effect payments, conversion or transfers, or

e)	a statement, confirmation, representation, warranty or information provided in or in connection with this Loan Agreement or the Guarantee is or will become materially incorrect, incomplete or contested, or

f)	HERMES suspends or revokes the HERMES-Cover with respect to this Loan Agreement.

(2)	If and when an Event of Default has occurred AKA may notify the Borrower thereof and:

(a)	- provided that the circumstances relating to the relevant event of default though capable to be remedied have not been remedied within 15 calendar days after the dispatch of such notice by AKA to the Borrower’s agent of service of process - declare the Loan, accrued interest and all other sums payable thereunder to be, whereupon they shall become:

i.	immediately due and payable without further demand, notice or other legal formality of any kind; or

ii.	payable immediately upon demand, which may be made by AKA at any time thereafter; and/or,

(b)	suspend the disbursement of the Undrawn Balance, if any.

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Article 16 — Representations, Warranties end Covenants

(1)	The Borrower represents and warrants to AKA that:

(a)	it is a company duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, and has full power, authority and legal right to own its assets and to carry on its business;

(b)	it has full power, authority and legal right, and all necessary corporate action has been taken in order authorise the Borrower, to enter into and to exercise its rights and perform its obligations under this Loan Agreement;

(c)	this Loan Agreement constitutes legal, valid and binding obligations of the Borrower enforceable in accordance with its terms;

(d)	all authorisations required from any governmental or other authority of the United States or any state or subdivision thereof (including, but not limited to, any exchange control or transfer permit) or required to be obtained by the Borrower from its shareholders or creditors or any other person for or in connection with the execution, validity, performance and enforceability of this Loan Agreement have been obtained and are in full force and effect;

(e)	neither the conclusion nor the performance of this Loan Agreement conflict with the laws of the country of the Borrower’s incorporation;

(f)	no Event of Default has occurred and is continuing at the time hereof;

(g)	it is not in default under any law, regulation, judgment, order, authorisation, agreement or obligation applicable to it or any of its assets, the consequences of which default could have a material adverse effect on the Borrower’s ability to perform its obligations under this Loan Agreement;

(h)	there is no litigation, arbitration or administrative proceeding taking place or pending which could have a material adverse effect on the Borrowers ability to perform its obligations under this Loan Agreement;

(i)	the conclusion and performance of this Loan Agreement are private and commercial acts of the Borrower, and neither the Borrower nor any of its assets is subject to or entitled to claim immunity or privilege from any set-off, judgment, execution, attachment or other legal process.

(2)	The Borrower’s representations and warranties according to para. (1) shall be deemed to be repeated on any date of receipt of a Drawdown Certificate by AKA.

(3)	Until full and final discharge of its obligations under this Loan Agreement the Borrower undertakes and covenants that its obligations under this Loan Agreement will at all times rank at least pari passu in all respect with all its other unsubordinated obligations, except those which in a winding-up of the Borrower would be preferred solely by operation of law.

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Article 17 – Financial Statements and Information

As long as any sum is or may become payable hereunder the Borrower shall

(a)	immediately inform AKA upon request of its current financial position and supply AKA, as soon as they are available, but in any event within 180 days after the end of the financial year of the Guarantor, two copies of the consolidated financial statements and profit-and-loss accounts of the Guarantor and its subsidiaries (which includes the Borrower) and explanatory notes thereto in respect of the financial year audited;

(b)	immediately notify AKA and Deutsche Bank AG of any events which are or could be of significance to AKA as lender in respect of this Loan Agreement or the Guarantee; and

(c)	immediately upon request inform AKA about the state of performance of the Export Contract.

Article 18 - Assignability

(1)	The Borrower may not assign or transfer any of its rights, benefits and obligations under this Loan Agreement without AKA’s prior written consent.

(2)	In case of indemnification of payment claims under this Loan Agreement, AKA shall be entitled to assign its rights and payment claims, in whole or in part, to HERMES without the Borrower’s consent. Any other assignments require approval of the Borrower, such approval will not be unreasonably withheld.

Article 19 - Legal Independence

The Borrower’s rights and obligations under this Loan Agreement shall be separate from and independent of its rights and obligations under the Export Contract, and nothing in the Export Contract may provide the Borrower with a defence or objection with respect to its obligations pursuant to the terms of this Loan Agreement.

Article 20 - Notices

(1)	Each notice, demand or other communication to be given or made hereunder or under this Loan Agreement shall be in writing and delivered or sent to the relevant party at its address or telex number or tax number set out below:

Borrower:	Cadmus Journal Services, Inc. 1801 Bayberry Court Suite 200 Richmond, Virginia 23226, USA Phone: 804-287-5680 Fax: 804-287-5230

AKA:	AKA Ausfuhrkredit-Gesellschaft mbH Grosse Gallusstrasse 1-7 60311 Fran (Main) Germany

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Cable address:	Ausfuhrkredit

Telex:	041 1778

Telefax:	+ 49 69 29891-150

(2)	Alterations to the business names, addresses, the authority to sign or to specimen signatures shall be binding only as of receipt of a notice to that regard by the other party of statements or documents advising such alteration in accordance with the preceding paragraph.

(3)	Each notice or other communication in connection with this Loan Agreement shall be in English. Any other document required to be delivered pursuant to the terms of this Loan Agreement shall be either in English or be accompanied by a certified translation into English.

(4)	Each notice made by AKA to the Borrower in connection with Article 15 hereof shall be deemed to be received by Borrower within three (3) Banking Days after having been received by the Borrower’s agent of service of process.

Article 21 — Severability / No Waiver / Waiver of Immunity

(1)	The invalidity, illegality or unenforceability of any provision of this Loan Agreement shall not affect the validity, illegality and enforceability of the remaining provisions. The invalid, illegal or unenforceable provision shall be deemed to be substituted by a provision consistent with the meaning and purpose of this Loan Agreement.

(2)	No failure to exercise nor any partial exercise of any rights of AKA in connection with this Loan Agreement shall preclude their assertion in the future.

(3)	Should the Borrower be entitled to claim immunity for itself or its assets in proceedings intended to result or resulting in a judgment, arbitration award, preliminary injunction and/or attachment the Borrower hereby irrevocably and unconditionally waives such immunity.

Article 22 — Agent of Service of Process

The Borrower irrevocably appoints Beiten Burkhardt Rechtsanwaltsgesellschaft mbH, Bockenheimer Anlage 15, 60322 Frankfurt am Main, Germany, as its agent to receive and acknowledge on its behalf service of any notice made by AKA in connection with Article 15 hereof, and of any writ, summons, order, judgment or other notice of legal process in the Federal Republic of Germany. If for any reason the agent named above (or its successor) no longer serves as agent of the Borrower for this purpose, the Borrower shall promptly appoint a successor agent and notify AKA thereof. Until AKA receives such notification, it shall be entitled to treat the agent named above (or its said successor) as the agent of the Borrower for the purpose of this provision. The Borrower agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Germany whether or not such agent gives notice thereof to the Borrower.

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Article 23 — Law and Jurisdiction

(1)	This Loan Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

(2)	Place of jurisdiction is Frankfurt (Main), Germany. Notwithstanding the preceding sentence, the Borrower submits to the non-exclusive jurisdiction of the courts of its domicile in any legal proceedings against it.

Article 24 – Number of Counterparts

Each party shall receive one signed original of this Loan Agreement.

15 September 2005		Frankfurt am Main, 22.9.2005

Cadmus Journal Services, Inc.		AKA Ausfuhrkredit-Gesellschaft mbH

By:	/s/ Paul K. Suijk	/s/ Ulrich Zimpel
Name:	Paul K. Suijk
Title:	Chief Financial Officer

/s/ Doris Icke

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Annex A

to the Loan Agreement

AKA

Ausfuhrkredit-Gesellschaft mbH

Grosse Gallusstrasse1 - 7

60311 Frankfurt (Main)

Drawdown Certificate

Loan Agreement No. 8/0971/8200, entered into between Cadmus Journal Services, Inc., and AKA Ausfuhrkredlt-Gesellschaft mbH on

We hereby confirm to you that on              deliveries were made in the value of US-Dollar

The amount still due at present under the Export Contract on the basis of the above-mentioned deliveries represents 85% of these deliveries and, thus totals US-Dollar                      This amount is to be disbursed to our account with Deutsche Bank AG in                      as follows:

50% of the amount to be disbursed, totalling USD

not earlier than 30 days after delivery, i.e

30% of the amount to be disbursed, totalling USD

not earlier than 60 days after delivery, i.e

5% of the amount to be disbursed, totalling USD

not earlier than 75 days after delivery, i.e

[legally binding signature(s) of the Exporter]

We hereby confirm that documents with an invoice value of US-Dollar and appearing to refer to the above deliveries and to comply with the terms of a Letter of Irrevocable Instructions for Disbursement of Payments (Lol) issued by the Borrower on              in connection with the captioned Loan Agreement were presented to us for transmit pursuant to such Lol.

[Bank]

[legally binding signature(s) of the Bank]

*	delete if not applicable

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Annex B

to the Loan Agreement

AKA

Ausfuhrkredit-Gesellschaft mbH

Grosse Gallusstrasse 1 - 7

60311 Frankfurt (Main)

Germany

LEGAL OPINION

* Wording still needs to be finalized *

Re:	Loan Agreement No. 8/0971/8200; entered into between Cadmus Journal Services, Inc., and AKA Ausfuhrkredit-Gesellschaft mbH on (the “Loan Agreement”) and Payment Guarantee of Cadmus Communications Corporation

Dear Sirs,

I, [name], acting as Legal Counsel to your benefit, have examined a signed original of the Loan Agreement and a signed original of the Payment Guarantee of Cadmus Communications Corporation and such documents, agreements and instruments, all verified for their effectiveness by me as far as necessary, and such laws, rules, regulations, decisions, registers and the like as I have considered necessary or appropriate for the purposes of this Legal Opinion.

The important ones, certified copies and certified English translations of which are attached hereto, are:

(a)	the constitutional documents of the Borrower, in particular:

(b)	resolution(s) of the Borrower’s board of directors dated authorising the contracting of the Agreements and the signing thereof by

(c)

I assume the validity and enforceability of the Loan Agreement and the Payment Guarantee under the laws of the Federal Republic of Germany and render this Legal Opinion with respect to the laws of the United States of America (“this Country”) only. Terms and definitions not defined herein shall have the meaning as set forth in the Loan Agreement.

This being premised, I am of the opinion that:

1.	the Borrower is a [legal form] duly organised and validly existing under the laws of this Country with the capacity to sue and to be sued in its own name and to own its assets and with full power and authority to execute and to perform in full its obligation under the Loan Agreement.

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2.	The Loan Agreement has been duly executed and delivered for and on behalf of the Borrower by and who have been duly authorized for such purposes by virtue of

3.	the Guarantor is a (legal form) duly organised and validly existing under the laws of this Country with the capacity to sue and to be sued in it own name and to own its assets and with full power and authority to execute and to perform in full its obligations under the Guarantee.

4.	The Guarantee has been duly executed and delivered for and on behalf of the Guarantor by and who have been duly authorised for such purposes by virtue of

5.	The execution, delivery and performance of the Loan Agreement and the Guarantee do not contravene, or result in any violation of, any provision of the Borrower’s constitutional documents or of this Country’s constitution, any law, regulation, order, decree or decision of any legislative body or any authority, agency or court or public policy in this Country.

6.	All requirements and actions necessary or advisable to ensure that (a) the obligations of the Borrower under the Loan Agreement and the Guarantor under the Guarantee are legally valid, binding, irrevocable and enforceable, and (b) the Loan Agreement and the Guarantee are admissible in evidence in this Country, are fulfilled or have been taken and are not subject to any restriction; in particular all authorisations, approvals and consents (including any exchange control, conversion and transfer permits) and any stamps, registration, publication and recording from or with the competent authorities have been obtained.

7.	The Loan Agreement constitutes legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

8.	The Guarantee constitutes legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

9.	Neither the execution nor the performance of the Loan Agreement nor any payments by the Borrower thereunder give rise to any tax or duty in this Country. Should, however, any such tax or duty be imposed in the future, Article 12(b) of the Loan Agreement will be a valid, binding and enforceable obligation of the Borrower.

10.	There is no provision of the law of this Country, whether relating to notarisation, public instruments, registration or otherwise, whereby an unsecured creditor may, without the express consent of another creditor, obtain priority in right of payment over such other creditor.

11.	The submission by the Borrower and the Guarantor to the jurisdiction of courts in the Federal Republic of Germany, and the appointment of Beiten Burkhardt Rechtsanwaltsgesellschaft mbH, in Frankfurt (Main) as the Borrower’s and the Guarantor’s agent for service of process are valid and binding and not subject to any time limit.

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12.	Any judgement obtained in courts of the Federal Republic of Germany would be recognised and enforced by the courts in this Country without re-examination of the merits of the case and neither the Borrower nor the Guarantor is entitled to claim any immunity from suit, attachment, judgement, enforcement or other legal process in this Country either for itself or any of its assets or revenues.

13.	The law of the Federal Republic of Germany would, irrespective of the place of signature of the Loan Agreement and the Guarantee, be applied by any court in this Country as the proper law should it have to give a ruling on any claim under the Loan Agreement or the Guarantee.

14.	You are not and will not be deemed to be resident, domiciled, carrying on business or be subject to taxation in this Country by reason only of the execution, performance or enforcement of the Loan Agreement or the Guarantee. It is not necessary or advisable that you be licensed, qualified or otherwise entitled to carry on business or that you appoint agents or representatives in this Country.

15.	Furthermore, the following legal implications or considerations are of importance in connection with the Loan Agreement and/or the Guarantee:

________________________________________

This Legal Opinion is for your own benefit and the benefit of your successors and assigns.

I am not aware that the current legal position is likely to change in the future (through an alteration of the laws, change of jurisdiction or otherwise) in such a way as to materially affect the statements in this Legal Opinion. Should this occur, however, I (or my successor) will promptly supplement this Legal Opinion with further information, documents and other material of relevance or specifically requested by you. The same applies should you deem further clarification, substantiation of or amendment to this Legal Opinion necessary or appropriate.

,
[place]	[date]

[signature]

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Annex C

to the Loan Agreement

AKA

Ausfuhrkredit-Gesellschaft mbH

Grosse Gallusstrasse 1 - 7

60311 Frankfurt (Main)

Certificate

of effectiveness of the Export Contract

Loan Agreement No. 8/0971/8200, entered into between Cadmus Journal Services, Inc., and AKA Ausfuhrkredlt-Gesellschaft mbH on

We hereby confirm to you that the Export Contract according to Annex I and concluded on 22 June 2005 as amended subsequently became effective on

,

[legally binding signature(s) of the Exporter]

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Annex D

to the Loan Agreement

AKA

Ausfuhrkredit-Gesellschaft mbH

Grosse Gallusstrasse 1 - 7

60311 Frankfurt (Main)

Confirmation

We refer to the Loan Agreement No. 8/0971/8200 (the “Loan Agreement”), dated                      and entered into between yourselves and Cadmus Journal Services, Inc. (the “Borrower”).

We have been appointed by the Borrower and the Guarantor to act as its agent for service of process for any notifications as specified in Article 15 of the Loan Agreement and for any legal proceedings commenced against the Borrower in connection with the Loan Agreement.

We hereby confirm that we have been irrevocably, unrestrictedly and validly authorised and instructed by the Borrower to perform the functions of process agent and that we have accepted such authorisation and instruction. This authorisation and instruction is not subject to any time limit.

Our address is:	Beiten Burkhardt Rechtsanwaltsgesellschaft mbH
Bockenheimer Anlage 15
60322 Frankfurt am Main

Should there be an alteration to the name or address of our company in the future, we will notify you without delay. Until you have received or written notification that we intend to cease to act as process agent you may rely on our function assumed hereunder.

,
[place]	[date]

[signature]

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Annex E

to the Loan Agreement

AKA

Ausfuhrkredit-Gesellschaft mbH

Grosse Gallusstrasse 1 - 7

60311 Frankfurt (Main)

Starting Point Certificate

Loan Agreement No. 8/0971/8200, entered into between Cadmus Journal Services, Inc., and AKA Ausfuhrkredit-Gesellschaft mbH on

We hereby confirm to you that                      [date] was established to be the mean weighted delivery date.

,

[legally binding signature(s) of the Exporter]

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Annex F

Payment Guarantee

We are fully aware of Loan Agreement No. 8/0971/8200 dated                      (“Loan Agreement”) by which AKA Ausfuhrkredit-Gesellschaft mbH, Frankfurt (Main), (“AKA”) has made available to Cadmus Journal Services, Inc., (“Borrower”) a loan in the lawful currency of the United States of America not exceeding

USD 10,070,099.40

(USD ten million seventy thousand ninety-nine 40/100)

Article 1

1.1	We hereby issue a separate, irrevocable, and unconditional guarantee for payment (“Guarantee”) in favour of AKA and accordingly undertake to pay under all circumstances, irrespective of any defences and objections, in Frankfurt (Main) without delay on AKA’s first demand any amount against AKA’s statement that the Borrower has not fulfilled it payment obligations in connection with the Loan Agreement.

1.2	Our payment obligations under this Guarantee are in particular independent of the legal validity and enforceability of the Loan Agreement, of the exercising of rights in or out of court, of any demand for payment or of other measures of AKA against the Borrower and/or third parties.

1.3	Our payment obligations under this Guarantee shall be discharged only when and insofar as the relative amounts have been credited without any deduction to account no. 400 925 001 with JP Morgan Chase Bank New York, or to any other account advised by AKA at AKA’s free disposal in the lawful currency of the United States of America.

Article 2

2.1	We confirm that we have taken all necessary action and undertake, should the need arise, to ensure immediately that the amounts to be paid according to this Guarantee can be transferred to AKA without restriction.

2.2	In case of indemnification of payment claims under this Loan Agreement, AKA shall be entitled to assign its rights and payment claims, in whole or in part, to HERMES without the Borrower’s consent. Any other assignments require approval of the Borrower, such approval will not be unreasonably withheld.

2.3	No failure to exercise nor any partial exercise of any rights shall preclude their assertion in future.

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2.4	Statements in connection with this Guarantee shall be dispatched to the following addresses:

to ourselves:	1801 Bayberry Court	Cable address:
	Suite 200	Telex: 804-287-5680
	Richmond, Virginia 23226,USA	Telefax: 804-287-5230

To AKA:	AKA Ausfuhrkredit-Gesellschaft mbH	Cable address: Ausfuhrkredit
	Grosse Gallusstrasse 1-7	Telex: 041 1778
	60311 Frankfurt (Main)	Telefax: +49 69 29891-150
Federal Republic of Germany

2.5	We shall notify AKA without delay of all circumstances that might endanger due performance under the Loan Agreement or under this Guarantee

2.6	As soon as possible, at the latest, however, within 180 days from the end of each financial year, we shall furnish AKA with our audited annual financial statements as well as profit and loss accounts and explanatory notes.

Article 3

3.1	This Guarantee is governed by and construed in accordance with the laws of the Federal Republic of Germany.

3.2	Place of jurisdiction for AKA as well as for us is Frankfurt (Main), Federal Republic of Germany. Furthermore we submit to the courts of our domicile in any legal proceedings against us.

3.3	For any proceedings in German courts we irrevocably appoint Beiten Burkhardt Rechtsanwaltsgesellschaft mbH, Frankfurt (Main), as our agent for service of process.

3.4	All levies, fees and other costs accruing in connection with this Guarantee (such as lawyers’ fees and taxes arising thereon), including the costs arising in connection with any enforcement of this Guarantee, shall be borne by us.

3.5	The issuance of this Guarantee is a private and commercial act. To the extent that we should claim immunity for ourselves or our assets in proceedings leading to judgment, execution or temporary protection or to the extent that such immunity is attributable to ourselves or our assets, we irrevocably agree not to claim such immunity and hereby irrevocably waive such immunity.

3.6	Should any provision of this Guarantee be or become legally invalid, the other provisions hereof shall remain in force. Any invalid provision shall be deemed to be substituted by a provision consistent with the meaning and purpose of this Guarantee.

,
[place]	[date]

[Guarantor]

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AKA

Ausfuhrkredit-Gesellschaft mbH

Grosse Gallusstrasse 1 - 7

60311 Frankfurt (Main)

Confirmation

We refer to the Loan Agreement No. 8/0971/8200 (the “Loan Agreement”), dated                      and entered into between yourselves and Cadmus Journal Services, Inc. (the “Borrower”).

We have been appointed by the Guarantor to act as its agent for service of process for any notifications as specified in Article 15 of the Loan Agreement and for any legal proceedings commenced against the Guarantor in connection with the Loan Agreement.

We hereby confirm that we have been irrevocably, unrestrictedly and validly authorised and instructed by the Guarantor to perform the functions of process agent and that we have accepted such authoriztion and instruction. This authorisation and instruction is not subject to any time limit.

Our address is:	Beiten Burkhardt Rechtsanwaltsgesellschaft mbH
Bockenheimer Anlage 15
60322 Frankfurt am Main

Should there be an alteration to the name or address of our company in the future, we will notify you without delay. Until you have received or written notification that we intend to cease to act as process agent you may rely on our function assumed hereunder.

,
[place]	[date]

[signature]

Cadmus	Page 26

Annex G

to the Loan Agreement

AKA

Ausfuhrkredit-Gesellschaft mbH

Grosse Gallusstrasse 1 - 7

60311 Frankfurt (Main)

Certificate of Acknowledgment of Assignment

Loan Agreement No. 8/0971/8200, entered into between Cadmus Journal Services, Inc., and AKA Ausfuhrkredit-Gesellschaft mbH on

We hereby confirm to you that we acknowledge the assignment of the rights of Heidelberg USA, Inc., 1000 Gutenberg Drive NW, Kennesaw, GA 30144, to receive direct payment out of this Loan Agreement to the Exporter.

,

[legally binding signature(s) of the Borrower]

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Annex H

AKA Ausfuhrkredit Gesellschaft mbH

Grosse Gallusstrasse 1-7

60311 Frankfurt am Main/Germany

LETTER OF IRREVOCABLE INSTRUCTIONS FOR DISBURSEMENT OF PAYMENTS

Loan Agreement No. 8/0971/8200, dated

between Cadmus Journal Services, Inc. and AKA Ausfuhrkredit-Gesellschaft mbH

We refer to the captioned Loan Agreement (including its definitions) pursuant to Sub-Article 4(1) of which Loan Portion A shall be disbursed against certificates issued by the Exporter and confirmed by the Bank, in form and substance as per Annex H thereto referring to deliveries effected and certain documents to be presented in connection therewith.

This being premised we herewith irrevocably instruct the Bank, acting through their local branch to issue any such confirmation on any such Drawdown Certificate, if such branch has received from or on behalf of the Exporter the following documents and has ascertained that such documents appear on their face, to be in compliance with the following terms and the Uniform Customs and Practice for Documentary Credits, ICC-Publication No. 500 (late presentation is acceptable);

1.	Photocopy of Transport/Delivery Document
2.	Photocopy of Invoice

referring to the following supplies:

____________________________

Provided that documents in conformity with the terms and conditions of these irrevocable instructions accompanied by the required Drawdown Certificate have been presented to the local branch of the Bank, the same is herewith irrevocably instructed to transmit the respective Drawdown Certificate, if duly completed, with its duly completed confirmation thereon to you without delay and to transmit, together with a photostat copy of such Drawdown Certificate, such documents without delay per surface mail/courier to the following address:

____________________________

____________________________

____________________________

Finally, we herewith irrevocably authorize and instruct you as Lender under the captioned Loan Agreement to disburse the amount, disbursement of which is requested in any such duly completed Drawdown Request, to the Exporter or to its order, pursuant to Article 4 of the captioned Loan Agreement, and to debit our loan account with you accordingly.

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The Handling Fee for checking the documents will be for the account of the Borrower/Exporter1.

This letter shall be an integral part of the captioned Loan Agreement. Please advise the Exporter that you have received this Irrevocable Instruction for Disbursement of Payments.

____________________________
(place) (date)

(Legally binding signature of the Borrower)

[1]	To be deleted as appropriate in accordance with the stipulations of the Export Contract.

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Annex I

AKA Ausfuhrkredit Gesellsehaft mbH

Grosse Gallusstrasse 1-7

60311 Frankfurt am Main/Germany

Export Contract

Loan Agreement No. 8/0971/8200, dated

between Cadmus Journal Services, Inc. and AKA Ausfuhrkredit-Gesellschaft mbh

The Export Contract consists of the following Sale Contract and Security Agreement Numbers:

No. 846 104 200 5051 82 010 29; entered into on 22 June 2005

No. 876 104 200 5051 91 946 50; entered into on 22 June 2005

No. 856 104 200 5051 82 015 24; entered into on 22 June 2005

No. 843 104 200 5051 92 001 22; entered into on 22 June 2005

No. 842 104 200 5051 92 054 38; entered into on 22 June 2005

No. 857 104 200 5051 82 020 09; entered into on 22 June 2005

No. 843 104 200 5051 92 025 02; entered into on 22 June 2005

No. 853 104 200 5051 82 028 02; entered into on 22 June 2005

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